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                                                                    EXHIBIT 23.2


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-63919 and 333-63919-01) pertaining to the 1993 Share Option Plan of Corporate Property Investors, Inc. and Corporate Realty Consultants, Inc. and the Employee Share Purchase Plan of Corporate Property Investors, Inc. and Corporate Realty Consultants, Inc. of our report relating SPG Realty Consultants, Inc. (formerly known as Corporate Realty Consultants, Inc.) dated June 30, 1998, with respect to the consolidated financial statements of SPG Realty Consultants, Inc. (formerly known as Corporate Realty Consultants, Inc.) included in the Annual Report (Form 10-K) of Simon Property Group, Inc. and SPG Realty Consultants, Inc. for the year ended December 31, 1998.



                                                            ERNST & YOUNG LLP


New York, New York
March 26, 1999